Exhibit 10.33

CYNGN, INC.

March 6, 2025

Lior Tal By Email

Dear Lior:

Cyngn, Inc. (the “Company”) is amending the terms of your employment agreement with the Company, dated January 1, 2022, solely as follows (the “Employment Agreement”) and effective as of March 6, 2025 (the “Amendment Effective Date”). All other terms of your Employment Agreement, including with respect to the confidential information and inventions assignment agreement you signed and the at-will terms of your employment, shall remain the same and unchanged, unless otherwise expressly stated below. Capitalized terms used and not defined in this letter agreement have the meanings given to them in the Employment Agreement.

1. Section 3.1. Section 3.1 (Base Salary) shall be deleted in its entirety and replaced with the following:

“Effective as of January 1, 2025, the Company shall pay the Executive an annual base salary of $640,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as ‘Base Salary’. Any unpaid Base Salary accrued between January 1, 2025, and the Amendment Effective Date shall be included in the Executive’s next regularly scheduled payroll payment.”

2. Section 3.2. Section 3.2 (Annual Bonus) shall be deleted in its entirety and replaced with the following:

“Section 3.2 (Bonuses):

3.2(a) The Executive shall be eligible to earn an annual performance bonus in the target amount of up to $640,000 (the “Annual Bonus”). The Compensation Committee of the Board of Directors (the “Compensation Committee”) will determine the criteria for the Annual Bonus in its sole discretion, including the performance objectives to be achieved. Any earned Annual Bonus will be paid within the period necessary for compliance with Treasury Regulation Section 1.409A-1(b)(4). To be eligible to receive the Annual Bonus, the Executive must be employed by the Company on the date the Annual Bonus is payable, which date shall be no later than March 15 of the calendar year following the applicable performance year.

3.2(b) Solely for the time periods specified below, and in lieu of any equity compensation, the Executive shall also be eligible to earn special performance bonuses as follows:

i.	A special bonus for performance for 2025 of up to $1,000,000 (“2025 Special Bonus”), payable in January 2026, provided that Executive remains employed by the Company as of the payment date. The performance criteria for the 2025 Special Bonus shall be the same as the applicable criteria determined by the Compensation Committee for the Executive’s 2025 Annual Bonus.

ii.	A time-based 2025-2026 special bonus of up to $1,600,000 (the “2025- 2026 Special Bonus”), payable in eight (8) quarterly installments of $200,000 (each, an “Installment”), with the first such Installment to be paid following Q1 2025, subject to the terms below. Each Installment shall be paid within thirty (30) days of the end of the applicable quarter, provided that Executive must be employed on the date of payment, in each case, in order to receive the applicable Installment. Should Executive’s employment with Company terminate for any reason, whether by resignation by Executive or termination by the Company with or without Cause as such term is defined in the Employment Agreement, Executive shall have no further entitlement to remaining unpaid Installments, if any, and there shall be no pro-rating of any Installment in the event that Executive’s employment terminates for any reason prior to the applicable payment date of an Installment.

iii.	For the avoidance of doubt, unless otherwise agreed in writing by the Parties in a mutually executed amendment to the Employment Agreement, no special bonuses shall be paid after 2026, and the non-payment of any special bonus after 2026 shall not constitute “Good Reason” within the meaning of the Employment Agreement. Neither the 2025 Special Bonus nor the 2025-2026 Special Bonus shall be included in the Severance or the CIC Severance as such terms are defined in the Employment Agreement.”

3. Interpretation, Amendment and Enforcement. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California in connection with any Dispute or any claim related to any Dispute.

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You may indicate your agreement with these terms and accept this letter agreement by signing and dating below.

CYNGN, INC.

Signed:	/s/ Donald Alvarez
Name:	Donald Alvarez
Title:	Chief Financial Officer
Date:	March 6, 2025

LIOR TAL

Signed:	/s/ Lior Tal
Date:	March 6, 2025

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